EXHIBIT 10.1

CDI Corporation
1717 Arch Street, 35th Floor
Philadelphia, PA 19103-2768

Tel: 215-569-2000
Fax: 215-636-1233
www.cdicorp.com
December 1, 2011

Stuart Batchelor
The Ridings
216 Forest Road
Coalville
Leics
LE67 3SJ

Dear Stuart:

I am pleased to confirm our offer to you as Senior Vice President, EMEA, reporting to me. Your first day of employment will be on or near Feb 1st, 2012.

You will employed by CDI Corporation’s subsidiary CDI AndersElite Limited. Your employment will be subject to the accompanying employment agreement with CDI AndersElite Limited. Subject to the terms of the employment agreement, contingent upon company and individual performance, pursuant to the Company’s Short-Term Incentive Program you will be eligible for an annual bonus target equivalent to 60% of your annual base salary.  Since you are starting in December of the 2011 calendar year, the first opportunity for the Company’s Short Term Incentive Program will be for 2012.  Subject to the terms of the employment agreement, you will also receive an initial annual equity grant with a value of 60% of your base salary as determined by the Compensation Committee of the Company. The grants will be made at the time, in the form of, and with the terms and conditions determined by the Compensation Committee.

You are also eligible for our Executive Stock Purchase Opportunity Program. This program provides that for each share of CDI Common Stock that you purchase – up to 10,000 shares – within a twenty day period following the start of your employment, the Company will grant you 0.4 shares of time-vested deferred stock which will vest at the rate of 20% per year over five years, so long as you retain all the shares purchased. If at any time during the five years you sell or transfer any of the 10,000 shares, then the remaining unvested shares of Deferred Stock will be forfeited. Your ability to sell the shares will be subject to CDI’s ownership and holding requirements.

Stuart, I look forward to having you join my leadership team and the CDI Team generally and contributing to our business decisions as we develop and implement the next phase of the company’s growth. Please acknowledge your acceptance of this offer in the space provided below and sign the accompanying Employment Agreement.

Sincerely,

Paulett Eberhart
President and CEO

ACCEPTANCE ACKNOWLEDGEMENT

_/s/ Stuart Batchelor________________        Date __2nd DEC___, 2011
Stuart Batchelor